Exhibit 23.3

Gaffney, Cline & Associates (Consultants) Pte. Ltd. 80 Anson Road #31-01C Fuji Xerox Towers Singapore 079907 Telephone: +65 6225 6951 www.gaffney-cline.com

15 August 2019

CNOOC Limited

No. 25, Chaoyangmenbei Daijie

Dongcheng District

Beijing 100010,

P.R. China

Dear Sirs,

Consent of Gaffney, Cline & Associates

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our reports included in its Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Yours faithfully,

Gaffney, Cline & Associates (Consultants) Pte Ltd

/s/ Stephen M. Lane
Stephen M. Lane Technical Director

SML/YDH/PS-18-2069 & PS-18-2070/L02

CNOOC Limited

UEN: 198701453N